news                                                         UNIT CORPORATION
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        1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                     Telephone 918 493-7700, Fax 918 493-7714


                               Contact:     Larry D. Pinkston
                                            President, Treasurer
                                              and Chief Financial Officer
                                            (918) 493-7700

For Immediate Release...
December 8, 2003

                   UNIT CORPORATION ANNOUNCES EQUITY OFFERING

TULSA, OK--December 8, 2003--Unit Corporation (NYSE:UNT) announced today that it intends to offer 2 million shares of its common stock, subject to market conditions. This offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission.

The Company also expects to grant the underwriters of the proposed offering a 30-day option to purchase up to 300,000 additional shares of common stock to cover any over-allotments. The net proceeds from the offering will be used to repay amounts borrowed under its bank facility to finance the SerDrilco acquisition.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering may be made only by means of a prospectus and related prospectus supplement.

The offering is being led by Banc of America Securities LLC as the sole book-running manager. First Albany Capital is a co-lead manager on the transaction. A preliminary prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. When available, copies of the preliminary prospectus supplement relating to the offering may be obtained from the offices of Banc of America Securities LLC; e-mail:
Bryan.J.Smull@bofasecurities.com.

Unit is an independent energy company. Through its subsidiaries, the Company drills onshore oil and natural gas wells for other parties and engages in the acquisition, exploration, development and production of oil and natural gas properties. Unit was founded in 1963 as a contract drilling company and in 1979 the Company began to develop its exploration and production operations to diversify its contract drilling revenues. The Company's operations are principally located in the Mid-Continent region, as well as the Permian, Gulf Coast Basins and the Rocky Mountain area of the United States. As of December 1, 2003, the Company operates 76 drilling rigs through its wholly-owned subsidiary, Unit Drilling Company. As of December 31, 2002, the Company's wholly-owned subsidiary, Unit Petroleum Company, owned proved oil and natural reserves of approximately 269 Bcfe.

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     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the possibility that the transaction discussed in this release may not close, future rig utilization and dayrates, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available
SEC reports, which could cause actual results to differ materially from those expected.